EXHIBIT 99.1

Defense Solutions Holding, Inc. Enters Into Stock Purchase Agreement

EXTON, Pa., December 15, 2009 -- Defense Solutions Holding, Inc. (OTCBB;  DFSH), announced today that it has entered into a common stock purchase agreement with Seaside 88, L.P., a private investment limited partnership, pursuant to which it sold to Seaside 1,500,000 shares of common stock at a price of $.24 per share, resulting in gross proceeds to Defense Solutions of $360,000.  The closing price of the common stock was $.44 per share on December 14, 2009, the day preceding the closing.  The shares sold to Seaside are “restricted securities” and may not be sold in the public market until the Rule 144 holding period is satisfied or the shares are registered for public resale.  Defense Solutions has no obligation to register the shares.

Under the terms of the agreement, Seaside has agreed to purchase an additional 1,500,000 of common stock on March 15, 2010, at a price equal to 65% of the lower of the volume weighted average price of the common stock during the 10 trading days preceding the subsequent closing date or the day preceding the subsequent closing date.  If the dollar amount of the investment for the subsequent closing is more than $720,000, then Seaside has the option to reduce the number of shares purchased on that date such that the amount of its investment on such date is not more than $720,000.

Seaside has agreed that it will not engage in any short sales of Defense Solutions common stock during the term of the stock purchase agreement.

About Defense Solutions:

Defense Solutions Holding, Inc. is headquartered in Exton, PA.  Established in 2001, the firms' founding philosophy was to deliver the world's best solutions to military members so they can perform their jobs with minimal risk. Defense Solutions has worked for Federal and State departments and agencies, the White House, and international allied organizations including Iraq's Defense Ministry, NATO, and the Multi-National Force in Iraq.

For more information visit: http://www.ds-pa.com.

Forward-Looking Statements:

Certain matters discussed in this release may constitute "forward-looking statements." Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Defense Solutions' ability to control or predict, including, but not limited to, risks and uncertainties associated with doing business with and in Iraq, Defense Solutions’ ability to satisfy certain conditions to the closing of the stock purchase on a timely basis or at all, the substantial dilution to current stockholders as a result of the purchase price discount offered to Seaside, and the market overhang of shares available for sale that may develop as a result of the subsequent resale of shares purchased by Seaside under the stock purchase agreement, and the risks and uncertainties outlined in reports filed by Defense Solutions with the Securities and Exchange Commission.

The statements made herein are made as of the date of this release, and Defense Solutions undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements contained in this press release, and Defense Solutions undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Defense Solutions Holding, Inc.
Michael Buglio
+1.610.833.6000
buglio@ds-pa.com